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                                                                    EXHIBIT 17.1


10-26-2000

To the PartsBase.com Board of Directors:

Please accept my resignation from the PartsBase.com board of directors, and any other position with PartsBase.com that you may consider me to hold, effective immediately, for the following reasons:

      1. My last seven calls over the course of four months to Robert Hammond, President, to inquire about the business of PartsBase.com have gone unanswered.

      2. My advice concerning, among other things, retention of current management and matters concerning technology development has consistently been ignored by management of PartsBase.com.

      3. No technical direction has been requested of me for an extended period by anyone from PartsBase.com.

I request the immediate removal of my name from the management section of the PartsBase.com website.

In addition, pursuant to Rule 13a-11 promulgated under the Securities Exchange Act of 1934, I request that you file a public disclosure on Form 8-K concerning my resignation (see General Instructions B.1 and Item 6).

Sincerely,


/s/ LOUIS W. STORMS IV
    ----------------------
    Louis W. Storms IV